MEMORANDUM OF CHANGES

              DELAWARE INVESTMENTS UNIT INVESTMENT TRUST, SERIES 19

            The Prospectus filed with Amendment No. 2 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of Securities on May 5, 1998, and to set forth certain statistical data based thereon.

            COVER PAGE. The series number and the Trusts in the Fund have been added. Information relating to the sales charge and the price of the offering if the Units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

            PAGES 3-4.   The "Summary of Essential Financial Information" table
                         has been completed.

            PAGES 7-8.   The issuers of the Securities have been listed.

            PAGE 10.     The Taxation section has been updated.

            PAGE 27.     The Independent Auditors' Report has been completed.

            PAGES 28.    The Statement of Net Assets has been completed.

            PAGES 29.    The Schedule of Investments and the Notes thereto have
                         been completed.

            BACK COVER   The Series numbers, the Trust in the Fund and the date
                         of the Prospectus have been included.